Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 3, 2016 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2016.

Net sales for the first quarter of 2016 increased to $78.9 million, up from 2015 net sales of $78.1 million. Earnings from operations were $3.8 million in the first quarter of 2016, as compared to $5.8 million in 2015. Net earnings attributable to the Company were $2.7 million in the first quarter of 2016, as compared to $3.6 million in last year's first quarter. Diluted earnings per share were $0.25 in the first quarter of 2016, as compared to $0.33 per share in the first quarter of 2015.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, increased to $62.2 million for the first quarter of 2016, up from $61.1 million in the first quarter of 2015. Within the wholesale segment, net sales of our Stacy Adams brand were up 12% for the quarter, driven by strong new product sales. Florsheim net sales were up 8% for the quarter, primarily due to higher sales to department stores and national shoe chains. These increases were offset by lower net sales of the BOGS and Nunn Bush brands. BOGS net sales were down 17% for the quarter, primarily due to this year's mild winter. Net sales of the Nunn Bush brand were down 3% due to lower sales to department stores and off-price retailers. Licensing revenues were $610,000 in the first quarter of 2016, as compared to $695,000 in last year's first quarter. Overall product margins for the wholesale segment were 28.5% of net sales in the first quarter of 2016, compared to 30.2% in the first quarter of 2015. The majority of this decrease was due to lower gross margins in Canada. Gross margins in Canada continue to be negatively affected by the weaker Canadian dollar because inventory is purchased in U.S. dollars. Wholesale earnings from operations were $3.3 million in the first quarter of 2016, as compared to $4.8 million in 2015. The decline in wholesale operating earnings resulted primarily from lower gross margins in Canada and higher U.S. selling and administrative expenses. The increase in U.S. selling and administrative expenses was due to higher distribution costs, mainly an increase in temporary labor costs and additional storage costs.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the U.S., were $5.1 million in the first quarter of 2016, up from $4.9 million in the first quarter of 2015. Same stores sales (which include U.S. internet sales) were up 7% for the quarter. There were two fewer domestic retail stores operating during the first quarter of 2016 than there were in last year's first quarter. Earnings from operations for the retail segment were $246,000 in the first quarter of 2016 compared to $272,000 in 2015.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $11.6 million in the first quarter of 2016, as compared to $12.0 million in 2015. This decrease was due to lower net sales at Florsheim Australia, caused by the translation of the weaker Australian currency into U.S. dollars. In local currency, Florsheim Australia's net sales were up 2% for the quarter. This increase was due to higher sales volumes in both its retail businesses, where sales were up 1% (same store sales up 4%), and its wholesale businesses, where sales were up 3%. Earnings from operations at Florsheim Australia and Florsheim Europe were $236,000 in the first quarter of 2016, as compared to $703,000 in the same period last year. This decrease was due lower gross margins at Florsheim Australia. Florsheim Australia purchases its inventory in U.S. dollars, and its gross margins have been negatively impacted by the weakness of its local currency compared to the U.S. dollar.

"Overall, our first quarter proved challenging," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "While we experienced top-line sales growth, our businesses in Canada and Australia continue to be hurt by the strong U.S. dollar, which drove down our operating results for the quarter. While the strength of the U.S. dollar may continue to present challenges for us in the near term, we believe that all of our major brands have good momentum in their respective markets and are well-positioned for future growth."

On May 3, 2016, the Company's Board of Directors declared a cash dividend of $0.21 per share to all shareholders of record on May 27, 2016, payable June 30, 2016. This represents an increase of 5% above the previous quarterly dividend rate of $0.20.

Conference Call Details:

Weyco Group will host a conference call on May 4, 2016, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-680-0879 or 617-213-4856, referencing passcode 56961047# five minutes before the start of the call. Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=PBWUJTVRB.

A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/xinadj5k. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(In thousands, except per share amounts)

Net sales	$ 78,900	$ 78,052
Cost of sales	51,773	49,315
Gross earnings	27,127	28,737

Selling and administrative expenses	23,312	22,951
Earnings from operations	3,815	5,786

Interest income	204	260
Interest expense	(73)	(18)
Other income (expense), net	154	(278)

Earnings before provision for income taxes	4,100	5,750

Provision for income taxes	1,468	2,158

Net earnings	2,632	3,592

Net loss attributable to noncontrolling interest	(55)	(41)

Net earnings attributable to Weyco Group, Inc.	$ 2,687	$ 3,633

Weighted average shares outstanding
Basic	10,657	10,770
Diluted	10,693	10,867

Earnings per share
Basic	$ 0.25	$ 0.34
Diluted	$ 0.25	$ 0.33

Cash dividends declared (per share)	$ 0.20	$ 0.19

Comprehensive income	$ 4,126	$ 2,266

Comprehensive income (loss) attributable to noncontrolling interest	172	(301)

Comprehensive income attributable to Weyco Group, Inc.	$ 3,954	$ 2,567

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2016	2015
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 16,317	$ 17,926
Marketable securities, at amortized cost	3,476	4,522
Accounts receivable, net	59,119	54,009
Inventories	74,885	97,184
Prepaid expenses and other current assets	4,002	5,835
Total current assets	157,799	179,476

Marketable securities, at amortized cost	21,737	20,685
Deferred income tax benefits	101	-
Property, plant and equipment, net	32,006	31,833
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,314	21,143
Total assets	$ 278,817	$ 298,997

LIABILITIES AND EQUITY:
Short-term borrowings	$ 24,634	$ 26,649
Accounts payable	4,752	13,339
Dividend payable	-	2,147
Accrued liabilities	9,543	17,484
Accrued income tax payable	550	31
Deferred income tax liabilities	1,996	1,537
Total current liabilities	41,475	61,187

Deferred income tax liabilities	-	70
Long-term pension liability	30,505	30,188
Other long-term liabilities	2,637	2,823

Common stock	10,656	10,767
Capital in excess of par value	46,134	45,759
Reinvested earnings	158,093	160,325
Accumulated other comprehensive loss	(17,200)	(18,467)
Total Weyco Group, Inc. equity	197,683	198,384
Noncontrolling interest	6,517	6,345
Total equity	204,200	204,729
Total liabilities and equity	$ 278,817	$ 298,997

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 2,632	$ 3,592
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	919	734
Amortization	99	110
Bad debt (income) expense	(142)	34
Deferred income taxes	144	(55)
Net foreign currency transaction (gains) losses	(149)	203
Stock-based compensation	364	360
Pension expense	767	937
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(4,950)	(683)
Inventories	22,313	7,822
Prepaid expenses and other assets	1,715	1,870
Accounts payable	(8,571)	(8,841)
Accrued liabilities and other	(2,005)	(5,564)
Accrued income taxes	528	1,218
Net cash provided by operating activities	13,529	1,602

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(1,501)	(300)
Proceeds from maturities of marketable securities	1,475	1,715
Purchase of property, plant and equipment	(924)	(531)
Net cash (used for) provided by investing activities	(950)	884

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,272)	(4,095)
Shares purchased and retired	(2,895)	(2,422)
Proceeds from stock options exercised	12	2,149
Payment of contingent consideration	(5,217)	-
Proceeds from bank borrowings	31,299	31,419
Repayments of bank borrowings	(33,314)	(30,203)
Income tax benefits from stock-based compensation	-	412
Net cash used for financing activities	(14,387)	(2,740)

Effect of exchange rate changes on cash and cash equivalents	199	(128)

Net decrease in cash and cash equivalents	$ (1,609)	$ (382)

CASH AND CASH EQUIVALENTS at beginning of period	17,926	12,499

CASH AND CASH EQUIVALENTS at end of period	$ 16,317	$ 12,117

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 693	$ 535
Interest paid	$ 73	$ 18

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880